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                                                                    Exhibit 3.41
                                                                    (as amended)



                            CERTIFICATE OF FORMATION

                                       OF

                               GP USA HOLDING, LLC

         This Certificate of Formation of GP USA Holding, LLC (the "Company"), dated November 14, 2002, is being duly executed and filed by Kimberlee A. Postlethwait, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

         FIRST. The name of the limited liability company formed hereby is GP USA Holding, LLC.

         SECOND. The address of the registered office of the Company in the State of Delaware is Griffin Corporate Services, Inc., 300 Delaware Ave., 9th Floor, DE-5403, Wilmington, County of New Castle, Delaware 19801.

         THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is Griffin Corporate Services, Inc., 300 Delaware Ave., 9th Floor, DE-5403, Wilmington, County of New Castle, Delaware 19801.

         FOURTH. GP USA Holding, LLC and all members thereof, by the purchase of interests therein, hereby specify, acknowledge and agree that all interests in GP USA Holding, LLC are securities governed by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the State of Delaware (the "UCC"), and pursuant to the terms of Section 8.103 of the UCC, such interests shall be "securities" for all purposes under such Article 8 and all other provisions of the UCC.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.



                                               ---------------------------------
                                               Kimberlee A. Postlethwait
                                               Authorized Person